                                                        Exhibit 10(b)(i)

                                                                  EXECUTION COPY









                                U.S. $150,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT


                            Dated as of July 27, 1998

                                      Among

                         THE ELDER-BEERMAN STORES CORP.

                                   as Borrower
                                   -----------

                                       and

                            THE LENDERS PARTY HERETO

                                 CITIBANK, N.A.

                                    as Issuer
                                    ---------

                                       and

                               CITICORP USA, INC.


                          as Agent and Swing Loan Bank
                          ----------------------------


                                TABLE OF CONTENTS

SECTION                                                                                     PAGE

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS.....................................  1
    1.1.        Defined Terms................................................................  1
    1.2.        Computation of Time Periods.................................................. 33
    1.3.        Accounting Terms; Changes in GAAP............................................ 33
    1.4.        Certain Pre-Reorganization Matters........................................... 33
    1.5.        Certain Terms................................................................ 34

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE LOANS....................................... 34
    2.1.        The Revolving Credit Loans................................................... 34
    2.2.        Making the Loans............................................................. 35
    2.3.        Fees......................................................................... 36
    2.4.        Reduction and Termination of the Commitments................................. 37
    2.5.        Repayment.................................................................... 37
    2.6.        Prepayments.................................................................. 38
    2.7.        Conversion/Continuation Option............................................... 39
    2.8.        Interest..................................................................... 40
    2.9.        Interest Rate Determination and Protection................................... 41
    2.10.       Increased Costs.............................................................. 41
    2.11.       Illegality................................................................... 42
    2.12.       Capital Adequacy............................................................. 43
    2.13.       Payments and Computations.................................................... 43
    2.14.       Taxes........................................................................ 45
    2.15.       Sharing of Payments, Etc..................................................... 48
    2.16.       Letter of Credit Facility.................................................... 49
    2.17.       Swing Loans.................................................................. 55
    2.18.       Cash Collateral Account and Cash Management System........................... 56
    2.19.       Substitution of Lenders...................................................... 56

                                   ARTICLE III

                        CONDITIONS OF EFFECTIVENESS.......................................... 58
    3.1.        Conditions Precedent to the Effectiveness of This
                Agreement.................................................................... 58
    3.2.        Additional Conditions to the Effectiveness of This
                Agreement.................................................................... 60
    3.3.        Conditions Precedent to Each Loan and Letter of
                Credit....................................................................... 63

                                   ARTICLE IV

SECTION                                                                                     PAGE

                        REPRESENTATIONS AND WARRANTIES....................................... 64
    4.1.        Corporate Existence; Compliance with Law..................................... 64
    4.2.        Corporate Power; Authorization; Enforceable
                Obligations.................................................................. 64
    4.3.        Taxes........................................................................ 65
    4.4.        Full Disclosure.............................................................. 67
    4.5.        Financial Matters............................................................ 67
    4.6.        Litigation................................................................... 68
    4.7.        Margin Regulations........................................................... 68
    4.8.        ERISA........................................................................ 68
    4.9.        Liens........................................................................ 69
    4.10.       No Burdensome Restrictions; No Defaults...................................... 70
    4.11.       No Other Ventures............................................................ 70
    4.12.       Securitization Documents; Interest Rate Contracts............................ 70
    4.13.       Investment Company Act....................................................... 71
    4.14.       Public Utility Holding Company Act........................................... 71
    4.15.       Security Interests........................................................... 71
    4.16.       Insurance.................................................................... 71
    4.17.       Use of Proceeds.............................................................. 71
    4.18.       Environmental Protection..................................................... 72
    4.19.       Intellectual Property........................................................ 73
    4.20.       Leased Property.............................................................. 74
    4.21.       Certain Indebtedness......................................................... 74
    4.22.       Real Property................................................................ 74
    4.23.       Restricted Payments.......................................................... 74
    4.24.       Obligations with Respect of Gift Certificates................................ 75

                                    ARTICLE V

                        FINANCIAL COVENANTS.................................................. 75
    5.1.        Fixed Charge Coverage Ratio.................................................. 75
    5.2.        Total Indebtedness........................................................... 75
    5.3.        Interest Coverage Ratio...................................................... 75
    5.4.        Capital Expenditures......................................................... 76

                                   ARTICLE VI

                        AFFIRMATIVE COVENANTS................................................ 76
    6.1.        Compliance with Laws, Etc.................................................... 76
    6.2.        Conduct of Business.......................................................... 76
    6.3.        Payment of Taxes, Etc........................................................ 77
    6.4.        Maintenance of Insurance..................................................... 77
    6.5.        Preservation of Corporate Existence, Etc..................................... 77
    6.6.        Access....................................................................... 78
    6.7.        Keeping of Books............................................................. 78
    6.8.        Maintenance of Properties, Etc............................................... 78
    6.9.        Application of Proceeds...................................................... 78
    6.10.       Financial Statements......................................................... 79
    6.11.       Reporting Requirements....................................................... 81

SECTION                                                                                     PAGE
    6.12.       Employee Plans............................................................... 84
    6.13.       Fiscal Year.................................................................. 84
    6.14.       Borrowing Base Determination................................................. 84
    6.15.       Certain Covenants Regarding the Receivables
                   Securitization............................................................ 85
    6.16.       Environmental Matters........................................................ 86
    6.17.       Termination of Receivables Securitization.................................... 86
    6.18.       Reduction of Subordinated Note............................................... 87
    6.19.       Collection Account Letters................................................... 87

                                   ARTICLE VII

                        NEGATIVE COVENANTS................................................... 87
    7.1.        Liens, Etc................................................................... 87
    7.2.        Indebtedness................................................................. 89
    7.3.        Restricted Payments.......................................................... 90
    7.4.        Mergers, Stock Issuances, Sale of Assets, Etc................................ 91
    7.5.        Investments in Other Persons................................................. 92
    7.6.        Change in Nature of Business................................................. 93
    7.7.        Modification of Securitization Documents, Etc................................ 93
    7.8.        Modification of Material Agreements.......................................... 94
    7.9.        Compliance with ERISA........................................................ 94
    7.10.       Accounting Changes........................................................... 95
    7.11.       Transactions with Affiliates................................................. 95
    7.12.       Adverse Transactions......................................................... 96
    7.13.       Cancellation of Indebtedness Owed to It...................................... 96
    7.14.       No Negative Pledge........................................................... 96
    7.15.       Capital Structure............................................................ 96
    7.16.       No Speculative Transactions.................................................. 96
    7.17.       Environmental Matters........................................................ 96
    7.18.       Change in Ownership Under Section 382 of the Code............................ 97
    7.19.       Contingent Obligations....................................................... 97

                                  ARTICLE VIII

                        EVENTS OF DEFAULT.................................................... 97
    8.1.        Events of Default............................................................ 97
    8.2.        Remedies.....................................................................100
    8.3         Actions in Respect of Letters of Credit......................................101

                                   ARTICLE IX

                        THE AGENT............................................................102
    9.1.        Authorization and Action.....................................................102
    9.2.        Agent's Reliance, Etc........................................................103
    9.3.        CUSA and Affiliates..........................................................103
    9.4.        Lender Credit Decision.......................................................104
    9.5.        Indemnification..............................................................104
    9.6.        Successor Agent..............................................................105

SECTION                                                                                     PAGE


                                    ARTICLE X

                        MISCELLANEOUS........................................................105
    10.1.  Amendments, Etc...................................................................105
    10.2.  Notices, Etc......................................................................106
    10.3.  No Waiver; Remedies...............................................................107
    10.4.  Costs; Expenses; Indemnities......................................................107
    10.5.  Right of Set-off..................................................................110
    10.6.  Binding Effect....................................................................111
    10.7.  Assignments and Participations....................................................111
    10.8.  Governing Law.....................................................................115
    10.9.  Submission to Jurisdiction; Service of Process....................................115
    10.10. Section Titles....................................................................115
    10.11. Execution in Counterparts.........................................................116
    10.12. Entire Agreement..................................................................116
    10.13. Confidentiality...................................................................116
    10.14. Acknowledgments...................................................................116
    10.15. Waiver of Trial by Jury...........................................................117
    10.16. Surrender of Original Notes.......................................................117

                                    SCHEDULES


Schedule I                          - Commitment
Schedule II                         - Applicable Lending Offices
                                        and Addresses for Notices
Schedule III                        - Addresses for Notices to the Issuers
Schedule IV                         - Advance Rates
Schedule V                          - Securitization Documents

Schedule 1.1                        - Disposable Real Property
Schedule 2.16(b)                    - Letters of Credit Outstanding
Schedule 3.2(a)                     - Other Secured Lenders
Schedule 4.3(b)                     - Tax Returns
Schedule 4.3(d)                     - Open Tax Matters
Schedule 4.6                        - Disclosed Litigation
Schedule 4.8(b)                     - Contribution Failures
Schedule 4.8(d)                     - ERISA Actions
Schedule 4.11                       - Other Ventures
Schedule 4.12(b)                    - Swap Agreements
Schedule 4.18                       - Environmental Protection
Schedule 4.20                       - Leased Property
Schedule 4.21                       - Certain Indebtedness
Schedule 4.22                       - Real Property
Schedule 6.11(p)                    - Ownership of Stock
Schedule 6.19                       - Collection Account Banks
Schedule 7.1(j)                     - EBWVA Liens
Schedule 7.5                        - Existing Investments
Schedule 7.19                       - EBWVA Contingent Liabilities

                                    EXHIBITS
                                    --------


 Exhibit A                -    Form of Revolving Credit Note

 Exhibit B                -    Form of Notice of Borrowing

 Exhibit C                -    Form of Notice of Conversion or Continuation

 Exhibit D                -    Form of Letter of Credit Request

 Exhibit E                -    Form of Borrowing Base Certificate

 Exhibit F                -    Form of Bee-Gee Guaranty

 Exhibit G                -    Form of Chargit Guaranty

 Exhibit H                -    Form of EBWVA Guaranty

 Exhibit I                -    Form of Amended and Restated Security
                               Agreement

 Exhibit J                -    Form of Opinion of Counsel for the Loan
                               Parties

 Exhibit K                -    Form of Assignment and Acceptance

 Exhibit L                -    Form of Store Account Letter

 Exhibit M                -    Letter of Credit Reimbursement Agreement

 Exhibit N                -    Form of Borrower Pledge Agreement

 Exhibit O                -    Form of Chargit Pledge Agreement

 Exhibit P                -    Form of Local Bank Blocked Account Letter

                  AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 27, 1998, among THE ELDER-BEERMAN STORES CORP., an Ohio corporation (the "BORROWER"), the financial institutions listed on the signature pages hereof as lenders hereunder (each individually a "LENDER" and collectively the "LENDERS"), Citibank, N.A., as issuer ("CITIBANK"), and CITICORP USA, INC. ("CUSA"), as agent for the Lenders, the Issuer (as defined herein) and the Swing Loan Bank (in such capacity, the "AGENT") and as Swing Loan Bank (as defined herein).

                              W I T N E S S E T H:
                              -------------------

                  WHEREAS, the Borrower is currently party to a Credit Agreement, dated as of December 30, 1997, with certain of the Lenders, Citibank and CUSA, as amended to the date hereof (the "Old Credit Agreement"); and

                  WHEREAS, the parties to the Old Credit Agreement wish to amend and restate in its entirety the Old Credit Agreement, including for the purpose of increasing the Commitments of the Lenders to $150,000,000; and

                  WHEREAS, the Lenders are willing to make funds available for such purposes upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Borrower has also requested that Citibank provide the Borrower with letters of credit and Citibank is willing to issue letters of credit upon the terms and subject to the conditions contained herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  1.1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "ACCOUNT" means any "account," as such term is defined in
Section 9-106 of the UCC, now owned or hereafter acquired by any Loan Party.

                  "ACCOUNT DEBTOR" means any "account debtor," as such term is defined in Section 9-105(1)(a) of the UCC.

                  "ACQUISITION SUB" means The Elder-Beerman
Acquisition Corp., a West Virginia corporation and wholly-owned subsidiary of the Borrower.

                  "ADVANCE RATE" means, at any time, the rates set forth on
Schedule IV as such rates may be increased or decreased from time to time by the Agent in its sole discretion, exercised reasonably; PROVIDED, HOWEVER, that the Agent shall not increase such rates above the rates set forth on Schedule IV as of the Effective Date without the consent of all of the Lenders.

                  "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 10% or more of any class of voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" means this Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

                  "AMENDED AND RESTATED SECURITY AGREEMENT" means an agreement, substantially in the form of EXHIBIT I, executed by the Borrower and the Guarantors, as such agreement may be amended, supplemented or modified from time to time.

                  "APPLICABLE BASE RATE MARGIN" means, means, (i) for the period from the Effective Date through July 31, 1998, 75.0 bps per annum; (ii) for the period from August 1, 1998 through January 31, 1999, except as provided below, the Applicable Base Rate Margin set forth below; PROVIDED that such Applicable Base Rate Margin shall not be less than 37.5 bps per annum, EXCEPT that if the Borrower has consummated a Qualified Public Offering prior to August 15, 1998 and, after giving pro forma effect to the application of the proceeds of such Qualified Public Offering pursuant to the terms of the Facility as if such proceeds had been applied on or before August 1, 1998 (solely for the purpose of determining the Applicable Base Rate Margin as of the date of the consummation of such Qualified Public Offering), the ratio of Debt, after such application, to EBITDA for the four full fiscal quarters ended prior to the date such Qualified Public Offering is consummated is less than 4.00, the Applicable Base Rate Margin from the date of the consummation of such Qualified Public Offering through October 31, 1998 shall be 37.5 bps; and
(iii) for each subsequent year, except as provided below and subject to Section 2.9(d), the Applicable Base Rate Margin will be as set forth in the following table:

         Average Total
         Debt/EBITDA (previous                              Applicable Base Rate
         12 Mos.)                                              Margin  (Bps)
         ------------------------                           --------------------
         greater than or equal to 4.00                               75.0
         greater than or equal to 3.50 less than 4.00                37.5
         greater than or equal to 3.00 less than 3.50                12.5
         greater than or equal to 2.50 less than 3.00                 0
         greater than or equal to 2.00 less than 2.50                 0
         greater than or equal to 1.75 less than 2.00                 0

PROVIDED, HOWEVER, that as long as the Over-Advance Amount shall be greater than zero, the Applicable Base Rate Margin shall be no less than 37.5 bps.

                  "APPLICABLE EURODOLLAR RATE MARGIN" means, (i) for the period from the Effective Date through July 31, 1998, 175.0 bps per annum; (ii) for the period from August 1, 1998 through January 31, 1999, except as provided below, the Applicable Eurodollar Rate Margin set forth below; PROVIDED that such Applicable Eurodollar Rate Margin shall not be less than 137.5 bps per annum, EXCEPT that if the Borrower has consummated a Qualified Public Offering prior to August 15, 1998 and, after giving pro forma effect to the application of the proceeds of such Qualified Public Offering pursuant to the terms of the Facility as if such proceeds had been applied on or before August 1, 1998 (solely for the purpose of determining the Applicable Eurodollar Rate Margin as of the date of the consummation of such Qualified Public Offering), the ratio of Debt, after such application, to EBITDA for the four full fiscal quarters ended prior to the date such Qualified Public Offering is consummated is less than 4.00, the Applicable Eurodollar Rate Margin from the date of the consummation of such Qualified Public Offering through October 31, 1998 shall be 137.5 bps; and (iii) for each subsequent year, except as provided below and subject to Section 2.9(d), the Applicable Eurodollar Margin will be as set forth in the following table:

         Average Total
         Debt/EBITDA (previous                        Applicable Eurodollar
         12 Mos.)                                          Margin (Bps)
        -----------------------------                 ----------------------
        greater than or equal to 4.00                           175.0
        greater than or equal to 3.50 less than 4.00            137.5
        greater than or equal to 3.00 less than 3.50            112.5
        greater than or equal to 2.50 less than 3.00             87.5
        greater than or equal to 2.00 less than 2.50             75.0
        greater than or equal to 1.75 less than 2.00             62.5


PROVIDED, HOWEVER, that as long as the Over-Advance Amount shall be greater than zero, the Applicable Eurodollar Rate Margin shall be no less than 137.5 bps.

                  "APPLICABLE LENDING OFFICE" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

                  "APPLICABLE MARGIN" means the Applicable Base Rate Margin and the Applicable Eurodollar Rate Margin.

                  "ASSET SALE" means any sale or other disposition, or series of sales or other dispositions (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise) made on or after the Effective Date by the Borrower or any of its Subsidiaries to any Person, except: (i) sales by the Borrower to Chargit and sales by Chargit to El-Bee of Chargit Receivables, (ii) sales by EBWVA to El-Bee of the EBWVA Receivables,
(iii) sales by the Borrower and its Subsidiaries of Inventory or obsolete or used Equipment in the ordinary course of business, and (iv) sales by EBWVA of Inventory, Equipment and Real Property in connection with disposition of not more than ten stores owned by EBWVA and other owned Real Property of EBWVA as set forth on Schedule 1.1, which Inventory, Equipment and Real Property is located at or on the site of such disposed stores.

                  "ASSET SALE PROCEEDS" means, with respect to any Asset Sale, the aggregate amount of cash received from time to time by or on behalf of such Person in connection therewith after deducting therefrom only (a) reasonable expenses incurred directly in connection with such transaction, including, without limitation, reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees and expenses, finder's fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction, (c) the amount of any Indebtedness secured by a Lien on such asset that, by the terms of such Indebtedness, is required to be repaid upon such disposition and (d) amounts received with respect to the sublease of any asset to the extent such amounts received are paid to the lessor of such asset, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the Borrower and are properly attributable to such transaction or to the asset that is the subject thereof; PROVIDED, HOWEVER, that Asset Sale Proceeds shall not include any proceeds received from a Sale/Leaseback Transaction where the property was owned by the Borrower or a Subsidiary of the Borrower for less than one year.

                  "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of EXHIBIT K.

                  "ATTRIBUTED VALUE" means, at any time, the value of all Eligible Inventory computed at the lower of market or cost on a first in first out basis. Unless disputed by the Agent, the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 6.10(e) shall be prima facie evidence of such value.

                  "AVAILABLE CREDIT" means, at any time, an amount equal to (a) the lower of (i) the then effective Commitments of the Lenders and (ii) the sum of (x) the Borrowing Base at such time and (y) the Over-Advance Amount, MINUS
(b) the sum of (i) the principal amount of the Loans outstanding at such time, and (ii) the Letter of Credit Obligations outstanding at such time.

                  "AVERAGE TOTAL DEBT" means, for any period of four consecutive Fiscal Quarters, the average of the month-end balances of Debt of the Borrower outstanding during such four Fiscal Quarters.

                  "BANKRUPTCY CODE" means title 11, United States Code, as amended from time to time.

             "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of Ohio, Western Division.

                  "BASE RATE" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of:

                  (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

                  (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, PLUS (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% MINUS the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, PLUS (iii) the average during such three-week period of the maximum annual assessment rates payable to the Federal Deposit Insurance Corporation (or any successor) by banks which are members of the Bank Insurance Fund for insuring U.S. dollar deposits in the United States; and

                  (c) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum PLUS (ii) the Federal Funds Rate.

                  "BASE RATE LOAN" means any outstanding principal amount of the Loans of any Lender that bears interest with reference to the Base Rate.

                  "BEE-GEE" means The Bee-Gee Shoe Corp., an Ohio corporation and wholly-owned Subsidiary of the Borrower.

                  "BLOCKED ACCOUNT LETTER" means a letter agreement, in substantially the form of EXHIBIT P (with such changes as may be agreed to by the Agent), executed by the Borrower and/or any Subsidiary and acknowledged and agreed to by a depository bank.

                  "BORROWER PLEDGE AGREEMENT" means an agreement substantially in the form of EXHIBIT N, executed by the Borrower, as such agreement may be amended, supplemented or modified from time to time.

                  "BORROWING" means, collectively, a Revolving
Credit Borrowing and a Swing Loan Borrowing.

                  "BORROWING BASE" means, at any time, (a) the sum of (i) 95% of the cash on deposit at such time in the Cash Collateral Account and (ii) the product of the applicable Advance Rate at such time multiplied by the Attributed Value of Eligible Inventory at such time LESS (b) such reserves as the Agent, in its sole discretion in accordance with its customary practice, exercised reasonably, deems appropriate.

                  "BORROWING BASE CERTIFICATE" means a certificate of the Borrower substantially in the form of EXHIBIT E.

                  "BORROWING BASE DEFICIENCY" means, at any time, the failure of the Borrowing Base to exceed the sum of (i) the then outstanding Loans PLUS (ii) the then outstanding Letter of Credit Obligations.

                  "BPS" means basis points, i.e., one-hundredth of one percent (.01%).

                  "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to a Eurodollar Rate Loan, a day on which dealings are also carried on in the London interbank market.

                  "CAPITAL EXPENDITURES" means, for any Person for any period, without duplication, the aggregate of (i) all expenditures by such Person and its consolidated Subsidiaries, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP and (ii) the principal amount of all Indebtedness incurred or assumed in connection with any such additions to property, plant and equipment. For the purpose of this definition, the purchase price of equipment which is acquired simultaneously with the trade-in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment being traded in at such time or the amount of such proceeds, as the case may be.

                  "CAPITALIZED LEASE" means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

                  "CAPITALIZED LEASE OBLIGATIONS" means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

                  "CASH COLLATERAL ACCOUNT" has the meaning specified in Section 2.18.

                  "CASH EQUIVALENTS" means any of the following, to the extent owned by any Loan Party free and clear of all Liens and having a maturity of not greater than 90 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $250,000,000, or (c) commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1"

(or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Group.

                  "CHANGE OF CONTROL" means any one of the following events:

                  (i) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower to another Person, and, in the case of any such merger or consolidation, the securities of the Borrower that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Borrower are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the surviving corporation;

              (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) directly or indirectly, of securities representing more than 40% of the total voting power of the Company, except that such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time;

             (iii) individuals who, on the Effective Date, constitute the Board of Directors of the Borrower (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors of the Borrower, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then in office (either by a specific vote or by approval of the proxy statement of the Borrower in which such individual is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; PROVIDED, HOWEVER, that no individual elected or nominated as a director of the Borrower initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Borrower shall be deemed to be an Incumbent Director.

                  "CHARGIT" means The El-Bee Chargit Corp., an Ohio corporation and a wholly-owned Subsidiary of the Borrower.

                  "CHARGIT PLEDGE AGREEMENT" means an agreement substantially in the form of EXHIBIT O, executed by Chargit, as such agreement may be amended, supplemented or modified from time to time.

                  "CHARGIT RECEIVABLES" means the private-label credit card Receivables sold or otherwise conveyed by the Borrower to Chargit and by Chargit to El-Bee pursuant to the Securitization Documents.

                  "CHATTEL PAPER" means any "chattel paper," as such term is defined in Section 9-105(1)(b) of the UCC, now owned or hereafter acquired by any Loan Party.

                  "CITIBANK" has the meaning specified in the preamble hereto.

                  "CODE" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

                  "COLLATERAL" means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Collateral Documents.

                  "COLLATERAL DOCUMENTS" means the Amended and Restated Security Agreement, the Borrower Pledge Agreement, the Chargit Pledge Agreement and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Obligations.

                  "COMMITMENT" means, as to each Lender, the commitment of such Lender to make Revolving Credit Loans to the Borrower pursuant to Section 2.1 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Commitment," as such amount may be reduced or modified pursuant to this Agreement.

                  "COMMITMENT FEE" has the meaning specified in
Section 2.3(a).

                  "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of an obligation of another Person, and (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

                  "CONTRACTUAL OBLIGATION" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

                  "CSFB LEASE AGREEMENTS" means (1) a lease by and between Credit Suisse First Boston or its designee ("First Boston") and the Borrower setting forth the terms and conditions pursuant to which First Boston will lease to the Borrower, and the Borrower will lease from First Boston, the Montgomery Sale/Leaseback Property (as defined in the definition of "CSFB Sale/Leaseback Properties" below), and (2) a lease by and between First Boston and the Borrower setting forth the terms and conditions pursuant to which First Boston will lease to the Borrower, and the Borrower will lease from First Boston, the Erie Sale/Leaseback Property (as defined in the definition of "CSFB Sale/Leaseback Properties" below).

                  "CSFB SALE/LEASEBACK" means the transactions pursuant to which First Boston acquires the CSFB Sale/Leaseback Properties and leases the CSFB Sale/Leaseback Properties to the Borrower on terms and conditions set forth in the CSFB Lease Agreements.

                  "CSFB SALE/LEASEBACK PROPERTIES" means (1) that certain Dayton Mall property consisting of an approximately 212,000 square foot retail store and approximately 15.619 acres located in Montgomery County, Ohio (the "MONTGOMERY SALE/LEASEBACK PROPERTY") and (2) that certain Millcreek Mall property consisting of an approximately 119,814 square foot store and approximately 8.4 acres located in Erie County, Pennsylvania (the "ERIE SALE/LEASEBACK PROPERTY"), each as more specifically described in (1) that certain Purchase and Sale Agreement, dated as of February 27, 1998, by and among Mercantile Properties, Inc., Mercantile Stores Company, Inc., the Borrower and Chicago Title Insurance Company and (2) that certain Purchase and Sale Agreement, dated as of March 3, 1998, by and between Lazarus PA, Inc.
and the Borrower.

                  "CUSA" shall have the meaning provided in the preamble hereto.

                  "DEBT" means the sum of all (A) obligations of the type set forth in clauses (i) through (vii) of the definition of Indebtedness, including, without limitation, the principal amount of all outstanding Loans and the amount of all outstanding Letter of Credit Obligations, but in no event shall Debt include obligations of the type permitted by Section 7.2(ii) and (B) Receivables Securitization Attributed Indebtedness.

                  "DEFAULT" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

                  "DOL" means the United States Department of Labor, or any successor thereto.

                  "DOLLARS" and the sign "$" each mean the lawful money of the United States of America.

                  "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule II or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                  "EBITDA" means, for any Person for any period, the Net Income
(Loss) of such Person for such period taken as a single accounting period, PLUS
(a) the sum of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense, (iii) Net Interest Expense, (iv) Reorganization Expenses, (v) income tax expense, (vi) losses that are extraordinary items under GAAP (and other losses on Asset Sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP), (vii) non-recurring and non-cash writeoffs of deferred and unamortized assets and (ix) non-cash and recurring charges related to changes in the market value of any interest rate contract (to the extent not included in Net Interest Expense) and (x) non-recurring charges relating to the Stone & Thomas Acquisition; LESS (b) the sum of the following amounts of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss):
(i) gains that are extraordinary items under GAAP (and in the case of the Borrower and its Subsidiaries, other gains on Asset Sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with
GAAP), (ii) the Net Income (Loss) of any other Person that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid to such Person, (iii) the Net Income (Loss) of any other Person acquired by such Person or a Subsidiary of such Person in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition and (iv) income tax benefit.

                  "EBWVA" means Elder-Beerman West Virginia, Inc., a West Virginia corporation, formerly known as Stone & Thomas, successor by merger to Acquisition Sub, and any successor thereto.

                  "EBWVA RECEIVABLES" means the private-label credit card receivables sold or otherwise conveyed by EBWVA to Chargit pursuant to the Securitization Documents.

                  "EBWVA SALE PROCEEDS" means, with respect to the sale of not more than ten stores and related Real Property and the other owned Real Property listed on Schedule 1.1 owned by EBWVA, the aggregate amount of cash received from time to time by or on behalf of any Loan Party in connection therewith after deducting therefrom only (a) reasonable expenses incurred directly in connection with such transaction, including, without limitation, reasonable and customary brokerage commissions, legal and accounting fees and expenses, finder's fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness secured by a Lien on such store or Real Property that, by the terms of such Indebtedness, is required to be repaid upon such disposition.

                  "EFFECTIVE DATE" means July 27, 1998 or such later date on which the conditions set forth in Sections 3.1 and 3.2 hereto have been satisfied or waived.

                  "EL-BEE" means The El-Bee Receivables Corporation, a Delaware corporation and wholly-owned Subsidiary of Chargit.

                  "ELIGIBLE ASSIGNEE" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country which is a member of the OECD; (iv) a corporation organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000; (v) an insurance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $3,000,000,000; (vii) any Lender; (viii) any Affiliate of any Lender; and (ix) if an Event of Default has occurred and is continuing, "ELIGIBLE ASSIGNEE" shall also mean any Person other than a Person a substantial portion of whose business competes with the Borrower or any Subsidiary or Affiliate of such Person.

                  "ELIGIBLE INVENTORY" means such of the Inventory of the Borrower, EBWVA and Bee-Gee as constitutes Collateral in which the Agent has a fully perfected first priority security interest and, as the Agent, in its sole discretion exercised reasonably, deems eligible.

                  "ENVIRONMENTAL LAWS" means all federal, state and local laws (including common law), statutes, ordinances, rules, regulations and other legally binding requirements, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 ET SEQ.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. ss. 180 ET SEQ.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 ET SEQ.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 ET SEQ.) ("RCRA"); the Toxic Substance Control Act, as amended (42 U.S.C. ss. 7401 ET SEQ.); the Clean Air Act, as amended (42 U.S.C. ss. 740 ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 ET SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. ss. 651 ET SEQ.); and the Safe Drinking Water Act, as amended (42 U.S.C. ss. 300f ET SEQ.), and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including, without limitation, the New Jersey Industrial Site Recovery Act (N.J. Stat. Ann.
ss. 13:1K-6 ET SEQ.) ("ISRA").

                  "ENVIRONMENTAL LIABILITIES AND COSTS" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, and which relate to any environmental, health or safety condition, or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

                  "ENVIRONMENTAL LIEN" means any Lien in favor of any Governmental Authority for Environmental Liabilities and
Costs.

                  "EQUIPMENT" means any "equipment," as such term is defined in
Section 9-109(2) of the UCC, now owned or hereafter acquired by any Loan Party and, in any event, includes, without limitation, all machinery, equipment, furnishings, fixtures, vehicles, computers and other electronic data-processing and office equipment now owned or hereafter acquired by any Loan Party and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

                  "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

                  "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with any Loan Party or any of its Subsidiaries within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

                  "ERISA EVENT" means (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of any Loan Party, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to
Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of any Loan Party, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan having any Unfunded Pension Liability or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make any required contribution to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under
Section 4007 of ERISA.

                  "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on Schedule II (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                  "EURODOLLAR RATE" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% MINUS the Eurodollar Rate Reserve Percentage for such Interest Period.

                  "EURODOLLAR RATE LOAN" means any outstanding principal amount of the Loans of any Lender that, for an Interest Period, bears interest at a rate determined with reference to the Eurodollar Rate.

                  "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

                  "EVENT OF DEFAULT" has the meaning specified in
Section 8.1.

                  "FACILITY" means the aggregate of all of the Commitments.

                  "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "FISCAL QUARTER" means a fiscal quarter of the Borrower and its consolidated Subsidiaries for financial accounting purposes.

                  "FISCAL YEAR" means the period of 52 or 53 weeks, as the case may be, ending on the Saturday nearest to January 31 of each calendar year.

                  "FIXED CHARGES" means, for any Person for any period, the sum of (i) the Net Interest Expense of such Person for such period, (ii) all principal amounts of Debt having a scheduled due date during such period payable by such Person and each of its Subsidiaries, (iii) all cash dividends payable by such Person on preferred stock in respect of such period or payable by any Subsidiaries of such Person other than to such Person or any of its Subsidiaries, and (iv) the total federal income tax liability actually currently payable by such Person in respect of such period.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination except that, for purposes of Article V, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in
Section 4.5.

                  "GENERAL INTANGIBLES" means any "general intangibles," as such term is defined in Section 9-106 of the UCC, now owned or hereafter acquired by any Loan Party and, in any event, includes, without limitation, all customer lists, trademarks, patents, rights in intellectual property, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether patented or patentable or not) and technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill, rights of indemnification and all right, title and interest which any Loan Party may now or hereafter have in or under any Contract (as defined in the UCC), now owned or hereafter acquired by any Loan Party.

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GUARANTORS" means Bee-Gee, Chargit and EBWVA.

                  "HAZARDOUS MATERIALS" means any substance, material or waste regulated or forming the basis of liability under any Environmental Law, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, asbestos containing materials, polychlorinated biphenyls, radon or any constituent or byproduct of any such substance or waste.

                  "INDEBTEDNESS" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) Capitalized Lease Obligations, (v) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus related accrued and unpaid dividends, (vi) all obligations of such Person under Interest Rate Contracts, and (vii) all Indebtedness referred to in clause (i), (ii),
(iii), (iv), (v) or (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness provided that the amount of any such Indebtedness shall not exceed the value of any property so secured,
(viii) in the case of the Borrower, the Obligations, (ix) all liabilities of such Person for the return of deposits or payments on account, (x) all liabilities of such Person under Title IV of ERISA, and (xi) all liabilities of such Person that would be shown on a balance sheet of such Person prepared in conformity with GAAP including, without limitation, in the case of the Borrower, the Receivables Securitization Attributable Indebtedness.

                  "INDEMNITEE" has the meaning specified in
Section 10.4(b).

                  "INSTRUMENT" means any "instrument," as such term is defined in Section 9-105(1)(i) of the UCC, now owned or hereafter acquired by any Loan Party other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                  "INTEREST PERIOD" means in the case of any Eurodollar Rate Loan, (i) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to a Eurodollar Rate Loan and ending one, two or three months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Agent pursuant to Section 2.2 or 2.7, and (ii) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.7, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two or three months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Agent pursuant to Section 2.7; PROVIDED, HOWEVER, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

                              (A) if any Interest Period would otherwise end on
                  a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of Eurodollar Rate Loans only, the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                              (B) any Interest Period of one month or more that
                  begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                              (C) the Borrower may not select any Interest
                  Period which ends after the Termination Date;

                              (D) the Borrower may not select any Interest
                  Period in respect of Loans having an aggregate principal amount of less than $5,000,000; and

                              (E) there shall be outstanding at any one time no
                  more than six Interest Periods in the aggregate.

                  "INTEREST RATE CONTRACTS" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other



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agreements or arrangements designed to provide protection
against fluctuations in interest rates.

                  "INVENTORY" means any "inventory," as such term is defined in
Section 9-109(4) of the UCC, now owned or hereafter acquired by the Borrower or any of its Subsidiaries, and wherever located, and, in any event, includes, without limitation, all inventory, merchandise, goods and other personal property now owned or hereafter acquired by the Borrower or any of its Subsidiaries which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in the business of the Borrower or any of its Subsidiaries, or the processing, packaging, delivery or shipping of the same, and all finished goods.

                  "INVESTMENT" has the meaning specified in
Section 7.5.

                  "IRS" means the Internal Revenue Service, or any successor thereto.

                  "ISSUER" means Citibank or any successor thereto and any other Lender approved by the Majority Lenders who agrees to issue one or more Letters of Credit.

                  "LETTER OF CREDIT" means any letter of credit issued for the account of the Borrower by an Issuer pursuant to Article II.

                  "LETTER OF CREDIT OBLIGATIONS" means, at any time, all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (i) the Reimbursement Obligations at such time and (ii) the Letter of Credit Undrawn Amounts at such time.

                  "LETTER OF CREDIT REIMBURSEMENT AGREEMENT" has the meaning specified in Section 2.16(d).

                  "LETTER OF CREDIT REQUEST" has the meaning specified in Section 2.16(e).

                  "LETTER OF CREDIT UNDRAWN AMOUNTS" means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

                  "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance,



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








lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the UCC or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

                  "LOAN" means a Revolving Credit Loan or Swing
Loan.

                  "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Subsidiary Guarantees, the Collateral Documents, each Letter of Credit Reimbursement Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Agent or any Lender in connection with or pursuant to any of the foregoing.

                  "LOAN PARTY" means the Borrower or any of its Subsidiaries which executes and delivers a Loan Document and "LOAN PARTIES" means all of them.

                  "MAJORITY LENDERS" means, at any time, Lenders holding at least 51% of the then aggregate unpaid principal amount of the Loans and Letter of Credit Obligations or, if no Loans or Letter of Credit Obligations are then outstanding, Lenders having at least 51% of the Commitments.

                  "MATERIAL ADVERSE CHANGE" means a material adverse change in any of (i) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower and its Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of any Loan Document,
(iii) the perfection or priority of the Liens granted or purported to be granted by or pursuant to the Loan Documents, (iv) the ability of the Borrower to repay the Obligations or of any Loan Party to perform its obligations under any Loan Document or (v) the rights and remedies of the Lenders or the Agent under the Loan Documents.

                  "MATERIAL ADVERSE EFFECT" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.




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








                  "MIDDLETOWN BONDS" means the Industrial Development First Mortgage Revenue Bonds in the original aggregate principal amount of $4 million, issued by the County of Warren, Ohio on May 1, 1976, the proceeds of which were used to finance the acquisition and construction of the Borrower's Towne Mall Store located in Franklin, Ohio.

                  "MIDDLETOWN LEASE PAYMENTS" means the lease payments required to made by the Borrower to the trustee for holders of the Middletown Bonds pursuant to that certain Lease, dated May 1, 1976 between the Borrower, as lessee and the County of Warren, Ohio, as lessor, which lease payments are used by the trustee of the holders of the Middletown Bonds to pay the scheduled principal and interest on the Middletown Bonds.

                  "MORAINE MORTGAGE" means that certain mortgage dated March 26, 1990 by and between the Borrower as mortgagor and Principal Mutual Life Insurance Company as mortgagee.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, and to which any Loan Party, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

                  "NET INCOME (LOSS)" means, for any Person for any period, the aggregate net income (or loss) from continuing operations of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

                  "NET INTEREST EXPENSE" means, for any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP LESS the following for such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP: (a) the sum of (i) interest capitalized during construction for such period, (ii) interest income (other than in respect of Chargit Receivables and EBWVA Receivables) for such period and (iii) gains for such period on Interest Rate Contracts (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense) PLUS the following for such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP: (b) the sum of (i) losses for such period on Interest Rate Contracts (to the extent not included in such gross interest expense) and (ii) the amortization of upfront costs or fees for such period associated with any interest rate contract (to the extent not otherwise included in gross interest expense).

                  "NON-FUNDING LENDER" has the meaning specified in
Section 2.13(f).

                  "NOTES" means the Revolving Credit Notes.

                  "NOTICE OF BORROWING" has the meaning specified in
Section 2.2(a).

                  "NOTICE OF CONVERSION OR CONTINUATION" means a notice in the form of EXHIBIT C hereto.

                  "OBLIGATIONS" means the Loans, the Letter of Credit Obligations and all other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, any Issuer, the Swing Loan Bank, any Affiliate of any of them or any Indemnitee, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange transaction or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and all obligations of the Borrower to Citibank under Interest Rate Contracts. The term "OBLIGATIONS" includes, without limitation, "Obligations," as defined under the Old Credit Agreement and modified by this Agreement, in existence on the Effective Date, and all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document and all obligations of the Borrower to cash collateralize Letter of Credit Obligations.

                  "OTHER TAXES" has the meaning specified in Section
2.14(b).

                  "OVER-ADVANCE AMOUNT" means $40,000,000; PROVIDED, HOWEVER, that (i) upon the consummation of a Qualified Public Offering within eighteen months after the Effective Date, the Over-Advance Amount shall be reduced dollar for dollar by the amount of net proceeds to the Borrower from



                                       25